Exhibit 99.1

FOR IMMEDIATE RELEASE

October 22, 2003

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

Beth Ardoin, Director of Communications (337) 521-4701

IBERIABANK CORPORATION Announces New Director

Lafayette, LA—IBERIABANK Corporation, (NASDAQ: IBKC) the holding company of the 116-year-old IBERIABANK (http://www.iberiabank.com) is pleased to announce that O. Miles Pollard has joined its Board of Directors.

Pollard, a native of Baton Rouge, is the owner of Pollard Estates Development Corporation, specializing in real estate development and financial investments. He is known for his development of Slidell Country Club Estates more than forty years ago and continues to be recognized and revered for real estate development across Louisiana. Pollard was formerly co-owner of Troy & Nichols mortgage company headquartered in Monroe, Louisiana, which was one of the largest privately owned mortgage companies in the United States. He was also co-owner of SAS, an oil and gas exploration company.

Pollard has served on boards and executive committees of First Commerce Corporation in New Orleans and its subsidiary, City National Bank in Baton Rouge. His expertise and guidance have been in high demand as a Director of Episcopal High School in Baton Rouge, Coca-Cola Bottling Company West, United Companies Financial Corporation, Avon Old Farms School in Connecticut and the Burden Foundation, of which he is currently Chairman of the Investment Committee. Today, he is also serving chairman of the Longue Vue House and Gardens in New Orleans.

His activities also include membership to the Baton Rouge Country Club; City Club of Baton Rouge; Highlands Country Club of Highlands, North Carolina; Piedmont Driving Club of Atlanta and Boodle’s Mens’ Club in London.

“Miles Pollard is an exceptional addition to our Board,” says Daryl Byrd, President and CEO of IBERIABANK. “We are fortunate to have a man with his experience, insight and integrity associated with our organization. His involvement in our organization in this leadership role certainly helps us take advantage of opportunities across several Louisiana markets. His appreciation of North Louisiana developed through his business endeavors with Troy Nichols, as well as his unique knowledge of Baton Rouge, are also of great value to our organization.”

At June 30, 2003, IBERIABANK Corporation had assets of $2.0 billion, deposits of $1.5 billion and stockholders’ equity of $187 million, which equals 9.30% of assets. IBERIABANK operates full service offices in south central Louisiana, north Louisiana and the greater New Orleans area.